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                                                                     EXHIBIT 5.2

                               [Letterhead of PWC]


The Board of Directors
Fairfax Financial Holdings Limited
95 Wellington Street West
Suite 800
Toronto, Ontario
M5J 2N7


August 11, 2003

Dear Sirs:

I consent to inclusion or incorporation by reference in this Amendment No. 1 to the Form F-10 of Fairfax Financial Holdings Limited of my report dated February 10, 2003, on the policy liabilities as at December 31, 2002 and 2001 and the changes in policy liabilities reflected in the statement of earnings for each of the years in the three-year period ended December 31, 2002 and the reference to my name in the Experts section of the registration statement.

Yours truly,

/s/ Richard Gauthier, FCIA, FCAS
PricewaterhouseCoopers LLP